ALICO HIRES REAL ESTATE EXECUTIVE

La Belle, FL., October 2, 2008 -- Alico, Inc. (NASDAQ: ALCO), a land management company, announced today the hiring of Don Schrotenboer as Vice-President of Real Estate, effective September 30, 2008.  Mr. Schrotenboer will be responsible for providing entitlement, strategic direction, planning, and development for the properties of Alico, Inc. and its subsidiaries.

 Mr. Schrotenboer most recently has worked for Alico as a real estate consultant with Gilkey & Associates.  Prior to this position, Don was responsible for overseeing the development of Ave Maria in Collier County as Director of Project Development.  Don has an extensive background in community development.  He graduated from Siena Heights University with a Bachelor’s degree in Hotel, Restaurant and Institutional Management.

Dan L. Gunter, President and CEO of Alico stated, “We are pleased to have Don join our staff.  His consulting work with us demonstrated his abilities in adding value to our real estate holdings.  Don will be instrumental in guiding us forward in our goal of maximizing shareholder value.”

Mr. Schrotenboer will be compensated at a base salary of $225,000 annually, and was issued 7,500 shares of the Company’s restricted stock which will vest 20% per year annually beginning September 30, 2009.  Mr. Schrotenboer will participate in the Company’s management incentive program and will receive a bonus of not less than $25,000 in December 2008.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

Dan L. Gunter
LaBelle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements"' within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements include the speculation that Mr. Schrotenboer will be able through his efforts to add value to the Company’s real estate holdings and adding shareholder value.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.